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                July 15, 2021

       Todd Davis
       Chief Executive Officer
       Endexx Corp
       38246 North Hazelwood Circle
       Cave Creek, AZ 85331

                                                        Re: Endexx Corp
                                                            Registration
Statement on Form 10
                                                            Filed March 4, 2021
                                                            File No. 000-30233

       Dear Mr. Davis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Trade & Services
       cc:                                              Randy Katz